SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                  NOTIFICATION OF REGISTRATION FILED PURSUANT
             TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             The Gabelli Dividend & Income Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  One Corporate Center

                  Rye, New York 10580-1422

Telephone Number (including area code):

                  (914) 921-5100

Name and address of agent for service of process:

                  Bruce N. Alpert

                  The Gabelli Dividend & Income Trust

                  One Corporate Center

                  Rye, New York 10580-1422

With copies of Notices and Communications to:

                  Richard T. Prins

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square

                  New York, New York 10036

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Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           YES      [X]               NO      [ ]

                                   SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Rye and the state of New York on the 21st day of August, 2003.

                                        The Gabelli Dividend & Income Trust
                                        (REGISTRANT)


                                        By:     /s/ Bruce N. Alpert
                                              ----------------------------
                                              Bruce N. Alpert
                                              Sole Trustee

Attest:  /s/ Bruce N. Alpert
         --------------------------
         Bruce N. Alpert
         Sole Trustee